                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 1)*



                          ST ASSEMBLY TEST SERVICES LTD
--------------------------------------------------------------------------------
                                (Name of Issuer)


                        ORDINARY SHARES, S$0.25 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    85227G102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which Schedule is filed:

         [   ]   Rule 13d-1(b)

         [   ]   Rule 13d-1(c)

         [ X ]   Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

---------------------------------              ---------------------------------
      CUSIP No. 85227G102


--------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            TEMASEK HOLDINGS (PRIVATE) LIMITED
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            REPUBLIC OF SINGAPORE
--------------------------------------------------------------------------------
                           5           SOLE VOTING POWER
                                       --
NUMBER OF                  -----------------------------------------------------
SHARES                     6           SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH                          712,228,050**
REPORTING                  -----------------------------------------------------
PERSON WITH                7           SOLE DISPOSITIVE POWER
                                       --
                           -----------------------------------------------------
                           8           SHARED DISPOSITIVE POWER

                                       712,228,050**
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            712,228,050**
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            66.15% AS AT JANUARY 31, 2004
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

            HC
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT

                     ** SEE ITEM 4 OF SCHEDULE

                                  SCHEDULE 13G

---------------------------------              ---------------------------------
      CUSIP No. 85227G102

--------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            SINGAPORE TECHNOLOGIES PTE LTD
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            REPUBLIC OF SINGAPORE
--------------------------------------------------------------------------------
                           5           SOLE VOTING POWER

NUMBER OF                              --
SHARES                     -----------------------------------------------------
BENEFICIALLY               6           SHARED VOTING POWER
OWNED BY EACH
REPORTING                              712,228,050**
PERSON WITH                -----------------------------------------------------
                           7           SOLE DISPOSITIVE POWER

                                       --
                           -----------------------------------------------------
                           8           SHARED DISPOSITIVE POWER

                                       712,228,050**
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            712,228,050**
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            66.15% AS AT JANUARY 31, 2004
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

            CO
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT

                     ** SEE ITEM 4 OF SCHEDULE

                                  SCHEDULE 13G

---------------------------------              ---------------------------------
      CUSIP No. 85227G102


--------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            SINGAPORE TECHNOLOGIES SEMICONDUCTORS PTE LTD
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            REPUBLIC OF SINGAPORE
--------------------------------------------------------------------------------
                           5           SOLE VOTING POWER

NUMBER OF                              712,228,050**
SHARES                     -----------------------------------------------------
BENEFICIALLY               6           SHARED VOTING POWER
OWNED BY EACH                          --
REPORTING                  -----------------------------------------------------
PERSON WITH                7           SOLE DISPOSITIVE POWER

                                       712,228,050**
                           -----------------------------------------------------
                           8           SHARED DISPOSITIVE POWER
                                       --
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            712,228,050**
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            66.15% AS AT JANUARY 31, 2004
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON

            HC
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT

                     ** SEE ITEM 4 OF SCHEDULE

This Schedule 13G filing amends and restates in its entirety the Schedule 13G filed on February 14, 2001.


ITEM 1(a). NAME OF ISSUER

The name of the issuer is ST ASSEMBLY TEST SERVICES LTD, a company organized under the laws of the Republic of Singapore (the "Issuer").


ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

The principal executive offices of the Issuer are located at 5 Yishun Street 23, Singapore 768442.


ITEM 2(a) NAME OF PERSON FILING

The persons filing this Statement are (i) Temasek Holdings (Private) Limited ("Temasek"), a company organized under the laws of the Republic of Singapore,
(ii) Singapore Technologies Pte Ltd, a company organized under the laws of the Republic of Singapore ("Singapore Technologies") and a directly and indirectly held wholly-owned subsidiary of Temasek, and (iii) Singapore Technologies Semiconductors Pte Ltd ("Singapore Technologies Semiconductors"), a company organized under the laws of the Republic of Singapore and a wholly owned subsidiary of Singapore Technologies.


ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

The address of the principal business office of Temasek is 60B Orchard Road #06-18 Tower 2 The Atrium@Orchard, Singapore 238891. The address of the principal business office of Singapore Technologies is 51 Cuppage Road #09-01 StarHub Centre, Singapore 229469. The address of the principal business office of Singapore Technologies Semiconductors is 51 Cuppage Road #09-01 StarHub Centre, Singapore 229469.


ITEM 2(c) CITIZENSHIP

Temasek, Singapore Technologies and Singapore Technologies Semiconductors are all companies organized under the laws of the Republic of Singapore.


ITEM 2(d) TITLE OF CLASS OF SECURITIES

This information statement relates to the Ordinary Shares, S$0.25 par value per share, of the Issuer (the "Ordinary Shares").


ITEM 2(e) CUSIP NUMBER

The CUSIP number of the Ordinary Shares is 85227G102.


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

Not applicable.

ITEM 4  OWNERSHIP

a)   Amount beneficially owned:

     On December 29, 2003, Singapore Technologies transferred the 511,532,398 Ordinary Shares it directly owned to Singapore Technologies Semiconductors. Singapore Technologies Semiconductors directly owns 712,228,050 Ordinary Shares. As noted in Item 2(a) above, Singapore Technologies Semiconductors is wholly owned by Singapore Technologies, which, in turn, is a directly and indirectly held wholly-owned subsidiary of Temasek and therefore Singapore Technologies and Temasek may be deemed to beneficially own the Ordinary Shares directly owned by Singapore Technologies Semiconductors. The filing of this Statement, however, should not be construed as an admission that Temasek is, for purposes of Section 13(g) of the Act, the beneficial owner of any of the Ordinary Shares directly owned by Singapore Technologies Semiconductors.

     As described above, Temasek and Singapore Technologies may be deemed to beneficially own 712,228,050 Ordinary Shares.

     In October 2003, Singapore Technologies Semiconductors agreed to lend up to 75,000,000 Ordinary Shares to two investment banks (37,500,000 to each bank). Singapore Technologies Semiconductors retains a contractual interest in such Ordinary Shares and continues to beneficially own an equivalent number of such Ordinary Shares.


b)   Percent of class:

     The Ordinary Shares that may be deemed to be beneficially owned by Temasek and Singapore Technologies constitute approximately 66.15% of the Ordinary Shares outstanding as at January 31, 2004.

     The Ordinary Shares directly owned by Singapore Technologies Semiconductors constitute approximately 66.15% of the Ordinary Shares outstanding as at January 31, 2004.


c)   Number of shares as to which such person has:

     With respect to the shared power to vote, or to direct the vote, and to dispose, or to direct the disposition of, Ordinary Shares please see Item 4(a) above regarding qualifications as to beneficial ownership.

     (i)   Sole power to vote or to direct the vote

           Singapore Technologies Semiconductors: 712,228,050 Ordinary Shares

     (ii)  Shared power to vote or to direct the vote

           Temasek: 712,228,050 Ordinary Shares
           Singapore Technologies: 712,228,050 Ordinary Shares

     (iii) Sole power to dispose or to direct the disposition

           Singapore Technologies Semiconductors: 712,228,050 Ordinary Shares

     (iv)  Shared power to dispose or to direct the disposition of

           Temasek: 712,228,050 Ordinary Shares
           Singapore Technologies: 712,228,050 Ordinary Shares

ITEM 5  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.


ITEM 6  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not applicable


ITEM 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable


ITEM 9  NOTICE OF DISSOLUTION OF GROUP

Not applicable


ITEM 10 CERTIFICATIONS

Not applicable

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                            TEMASEK HOLDINGS (PRIVATE) LIMITED




February 13, 2004                           By /s/ Jeffrey Chua
                                               ---------------------------------
                                            Name:  Jeffrey Chua
                                            Title: Director, Legal & Secretariat


                                            SINGAPORE TECHNOLOGIES PTE LTD




February 13, 2004                           By /s/ Chua Su Li
                                               ---------------------------------
                                            Name:  Chua Su Li
                                            Title: Company Secretary


                                            SINGAPORE TECHNOLOGIES
                                            SEMICONDUCTORS PTE LTD




February 13, 2004                           By /s/ Chua Su Li
                                               ---------------------------------
                                            Name:  Chua Su Li
                                            Title: Company Secretary